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                                                                   EXHIBIT 23(c)




                         CONSENT OF INDEPENDENT AUDITORS




         We consent to the reference to our firms under the captions "Experts" and "Summary -- Selected Financial Data--Lucas Varity plc." in Amendment No. 3 to the Registration Statement on Form S-4 and related Prospectus of TRW Inc. for the registration of $425,000,000 aggregate principal amount of its 6.45% Exchange Notes due 2001, $400,000,000 aggregate principal amount of its 6 1/2% Exchange Notes Due 2002, $700,000,000 aggregate principal amount of its 6 5/8% Exchange Notes Due 2004, $750,000,000 aggregate principal amount of its 7 1/8% Exchange Notes Due 2009 and $550,000,000 aggregate principal amount of its 7 3/4% Exchange Debentures Due 2029, and to the incorporation by reference therein of our report dated April 15, 1997, except for Note 2--Accounting Policies, Prior period financial information, as to which the date is May 14, 1999, with respect to the consolidated statements of income, total recognised gains and losses, changes in shareholders' equity and cash flows and related schedule of LucasVarity plc and its subsidiaries for the six months ended January 31, 1997, which report appears in the Form 8-K/A of TRW Inc. dated May 17, 1999.


         /s/ ERNST & YOUNG                             /s/  KPMG AUDIT PLC
         ERNST & YOUNG                                 KPMG AUDIT PLC



London, England
12 November 1999